BRF S.A.

Publicly Held Company

CNPJ Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON AUGUST 2, 2017

1.           Date, Time and Place: Held on August 2, 2017, at 17:00 hours, by teleconference.

2.           Summons and Presence: The summons was dispensed with, within the terms of article 21, paragraph 3, of the Company Bylaws, due to the presence of all members of the Board of Directors, i.e. Abilio dos Santos Diniz, Carlos da Costa Parcias Jr., Flavia Buarque de Almeida, Francisco Petros Oliveira Lima Papathanasiadis, José Aurélio Drummond Jr., José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Marcos Guimarães Grasso, Walter Fontana Filho and Walter Malieni Jr. The following were also invited to take part, Mr. Pedro de Andrade Faria and Mrs. Ana Luísa Fagundes Rovai Hieaux.

3.           Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

4.           Agenda: Examination of the resignation request by Mr. José Roberto Pernomian Rodrigues (“Mr. José Roberto”) from the position of Company Vice-President.

5.           Items and Resolutions: The members approved, initially, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following resolutions were taken:

5.1. Discussion and resolution on the permanence of Mr. José Roberto in the position of Company Vice-President. The Chairman of the Board of Directors, Mr. Abilio dos Santos Diniz, explained that the meeting had been called in extraordinary session so it could examine the resignation request made by Mr. José Roberto, in light of the recent decision made by the Regional Federal Court of the 3rd Region in a criminal case involving the Vice-President in question. Mr. Abílio dos Santos Diniz then asked the Company´s legal body to provide the legal explanations related to the matter. It was explained in this context that: (i) the case in question, the existence of which has been duly disclosed in the Company´s regular public information announcements, deals with situations that occurred more than ten years earlier, and have no relation to the exercise of Mr. José Roberto´s activities at BRF; and (ii) according to the legal advisers consulted by the Company, the referred decision does not prevent Mr. José Roberto from exercising the position of manager in companies, as it is not final and does not come within the scope of the cases foreseen in article 147, clause 1, of Law Nº 6.404/1976. Nevertheless, considering that Mr. José Roberto had placed his position at the disposal as he believed that his resignation, at this time, would be the best means of  preserving the interests of BRF, the members of the Board of Directors: (i) formally received and took note, on this date, of the resignation presented by Mr. José Roberto from the position of Vice-President of the Company; and (ii) recorded the highest votes of thanks to Mr. José Roberto for his dedication to the Company and the important services and contributions he had provided during the years in which he exercised the function of Vice-President, including the structuring of the Vice-Presidency of Corporate Integrity and the departments under his management.

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on August 2, 2017.

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BRF S.A.

Publicly Held Company

CNPJ Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON AUGUST 2, 2017

The members of the Board of Directors also resolved: (i) that the position previously held by Mr. José Roberto would remain vacant until a new resolution by the Board of Directors; (ii) that it would be up to the Global Chief Executive Officer, Chief Financial Officer and Investor Relations Director, in combination with the People, Organization and Culture Committee, to coordinate the transition plan; and (iii) that it would also be the responsibility of the People, Organization and Culture Committee to analyze which non-statutory functions would be exercised by Mr. José Roberto, with this Committee assuming responsibility for drawing up the respective recommendation for the approval of the Board of Directors.

In light of the above, the Company´s Executive Board now consists of the following members, all with terms of office set to end on July 11, 2018: (i) Global Chief Executive Officer, Chief Financial Officer and Investor Relations Director: Mr. Pedro de Andrade Faria, Brazilian citizen, married, company administrator, registered in the tax roll (CPF/MF) under number 271.782.078-76 and bearer of National Identity Number RG 22.265.414-4 (SSP/SP); (ii) Vice-Presidents; (a) Mr. Hélio Rubens Mendes dos Santos Júnior, Brazilian citizen, married, engineer, registered in the tax roll (CPF/MF) under number 472.238.200-04 and bearer of National Identity Number RG 5.056.775-6 (SSP/SC); (b) Mr. Leonardo Almeida Byrro, Brazilian citizen, married, engineer, registered in the tax roll (CPF/MF) under number 269.275.368-25 and bearer of National Identity Number RG 20.477.845-1 (SSP/SP); (c) Mr. Alexandre Moreira Martins de Almeida, Brazilian citizen, married, engineer, bearer of National Identity Number RG MG-1516659 (SSP/MG) and registered in the tax roll (CPF/MF) under number 638.997.606-20; and (d) Mr. Andelaney Carvalho dos Santos, Brazilian citizen, divorced, administrator, bearer of National Identity Number RG 6085676 (IFP/RJ) and registered in the tax roll (CPF/MF) under number 960.933.747-34, all resident and domiciled in São Paulo City, São Paulo state, with their professional address at Rua Hungria Nº 1.400, 5th floor, São Paulo City, São Paulo state.

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on August 2, 2017.

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BRF S.A.

Publicly Held Company

CNPJ Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON AUGUST 2, 2017

6.           Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form and, having been read and found correct by all those present, were signed. Signatures: Presiding Board: Abilio dos Santos Diniz – Chairman; Larissa Brack – Secretary. Members: Abilio dos Santos Diniz, Carlos da Costa Parcias Jr., Flavia Buarque de Almeida, Francisco Petros Oliveira Lima Papathanasiadis, José Aurélio Drummond Jr., José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Marcos Guimarães Grasso, Walter Fontana Filho and Walter Malieni Jr.

I certify that the above text is a faithful copy of the minutes which are filed in Book Number 5 of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, August 2, 2017.

____________________________________

Larissa Brack

Secretary of the Board of Directors

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on August 2, 2017.

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